                 Delaware Group Dividend and Income Fund, Inc.
                              1818 Market Street
                       Philadelphia, Pennsylvania 19103


Dear Shareholder:

     On April 20, 2000, the Board of Directors of the Delaware Group Dividend and Income Fund, Inc. (the Fund), approved a tender offer for shares of the Fund's Common Stock, if certain conditions were met. Because those conditions have been met, the Fund is commencing an offer to purchase up to 10% of its issued and outstanding shares upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the Offer). If more than 10% of the Common Stock is tendered and not withdrawn, any purchases will be made on a pro rata basis. The offer is for cash at a price per share equal to the Fund's net asset value
(NAV) as of 4:00 p.m., New York City time, the day after the offer expires (as described below). The Offer is designed to provide those shareholders of the Fund that wish to redeem shares based on their NAV with the opportunity to do so.

     In order to participate, the materials described in the Offer must be delivered to ChaseMellon Shareholder Services, L.L.C. by 5:00 p.m., New York City time, June 29, 2000, or such later date to which the Offer is extended (the Expiration Date). The pricing date for the Offer is currently scheduled to be June 30, 2000. Should the Offer be extended beyond June 29, 2000, the pricing date will be the next business day following the newly designated Expiration Date. The amount to be paid per share will be the NAV of the Common Stock as of 4:00 p.m. on the pricing date. Shareholders who choose to participate in the Offer can expect payments for shares tendered and accepted to be mailed within approximately ten business days after the Expiration Date. The Fund will charge a per account fee of $25.00 (Service Fee) for each account for which any shares are tendered and accepted to help defray the costs of conducting the Offer. Shareholders whose shares are not held of record in the name of a broker, dealer, commercial bank, trust company or other nominee (Nominee) must attach a check or money order for an amount equal to $25.00 with the Letter of Transmittal. Shareholders whose shares are held of record in the name of a Nominee should not include a check for the Service Fee; rather, the Nominee will pay the Service Fee and that firm may bill you separately for that fee. The Service Fee will be returned to you or the Nominee, as appropriate, only if the Fund does not accept any of the shares that you have tendered.

     If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer and Letter of Transmittal or, if your shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any shares and, if so, how may shares to tender.

     As of 4:00 p.m. on Thursday, May 25, 2000, the Fund's NAV was $12.46 per share and 14,307,000 shares were issued and outstanding. The Fund's NAV during the pendency of this Offer may be obtained by contacting ChaseMellon Shareholder Services, L.L.C., the Fund's Depositary and Information Agent, toll free at (888) 235-9839.

     Neither the Fund nor its Board of Directors is making any recommendation to any shareholder whether to tender or refrain from tendering shares in the Offer. The Fund and Board urge each shareholder to read and evaluate the Offer and related materials carefully and make his or her own decision. Questions, requests for assistance and requests for additional copies of the Offer should be directed to ChaseMellon Shareholder Services, L.L.C. at (888) 235-9839.




                                          Sincerely,

                                          /s/ David K. Downes

                                          David K. Downes
                                          Director, Chief Executive Officer and
                                          President



June 1, 2000

                               OFFER TO PURCHASE


                 DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.


                     OFFER TO PURCHASE FOR CASH 1,430,700
                      OUTSTANDING SHARES OF COMMON STOCK
                              SUMMARY TERM SHEET


THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION IN THIS OFFER TO PURCHASE. TO UNDERSTAND THE OFFER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE OFFER, YOU SHOULD READ CAREFULLY THIS ENTIRE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS IN THIS SUMMARY.


What and how many securities is Delaware Group Dividend and Income Fund, Inc. offering to purchase? (Page 7)


     The Fund is offering to purchase up to 10% or 1,430,700 shares (the Offer Amount) of its Common Stock (Share or Shares). If the number of Shares properly tendered and not withdrawn prior to the date and time the offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the offer expires, any purchases will be made on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased.


How much and in what form will the Fund pay me for my Shares? (Pages 7 and 11)


     The Fund will pay cash for any Shares purchased pursuant to the offer. The purchase price will equal the net asset value (NAV) per share, as of 4:00 p.m., New York City time, on June 30, 2000, unless the offer is extended. As of May 25, 2000, the Fund's NAV was $12.46 per Share. Of course, the NAV can change every business day.


When does the offer expire? Can the Fund extend the offer and, if so, how will I be notified? (Pages 7 and 19)


   o The offer expires on Thursday, June 29, 2000, at 5:00 p.m., New York City time, unless the Fund extends the offer.


   o The Fund may extend the offer period at any time. If it does, the Fund will determine the purchase price on the first business day after the new expiration date.


   o If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date.


Will I have to pay any fees or commissions? (Page 7)


     Yes, a service fee of $25.00 must be paid to the Fund for each account for which any Shares are tendered to help defray certain costs, including the processing of tender forms, effecting payment, postage and handling. In the case where none of the Shares you tender are accepted the Fund will return the Service fee.


Does the Fund have the financial resources to pay me for my Shares? (Page 16)


     Assuming the Fund purchases 1,430,700 Shares at the May 25, 2000 NAV of $12.46 per Share, the Fund's total cost, not including fees and expenses incurred in connection with the offer, will be approximately $17.83 million. The Fund intends to first use cash on hand to pay the purchase price for Shares tendered, and then intends to sell portfolio securities to raise the additional cash needed for the purchase of the Shares. The Fund will not borrow money to finance the purchase of Shares in the offer.

How do I tender my Shares? (Page 8)

     If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that firm if you wish to tender your Shares.

     All other shareholders must, prior to the date and time the offer expires, either:

     o Complete and execute the Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials along with a $25.00 check made payable to Delaware Group Dividend and Income Fund, Inc. to ChaseMellon Shareholder Services, L.L.C. (Depositary) (and the Depositary must receive them prior to the date and time the offer expires) at its address set forth on page 5 of this offer. If you hold certificates for Shares, you must send the certificates to the Depositary (and the Depositary must receive them prior to the date and time the offer expires) at its address set forth on page 5 of this offer. If your Shares are held in book-entry form, you must comply with the Book-Entry Delivery Procedure set forth in
          Section 2.C. of this offer; or

     o Comply with the Guaranteed Delivery Procedure set forth in Section 2.D. of this offer.

     The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. Shareholders may tender all such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.


Until what time can I withdraw tendered Shares? (Page 10)

     You may withdraw your tendered Shares at any time before 5:00 p.m. on the date the offer period expires. In addition, after 12:00 midnight New York City time, on July 27, 2000, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares.


How do I withdraw tendered Shares? (Page 10)

     If you desire to withdraw tendered Shares you should either:

     o    Give proper written notice to the Depositary; or

     o If your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to withdraw your tendered Shares.


Will there be any tax consequences to tendering my Shares? (Page 16)

     If your tendered Shares are purchased, it will be a taxable transaction either in the form of a "sale or exchange" or, under certain circumstances, as a "dividend."

     Please consult your tax adviser as to the tax consequences of tendering your Shares in this offer.


What is the purpose of the offer? (Page 12)

     The purpose of the offer is to fulfill a commitment made in the Fund's prospectus, dated March 18, 1993, by the Board of Directors of the Fund to conduct a tender offer for Shares of the Fund when the Shares trade at an average discount from NAV of more than 3% for a certain period of time during any given year. The offer is intended to attempt to reduce any market discount in the Fund's Shares. There can be no assurance that the offer will result in the Fund's Shares trading at a price that approximates or is equal to their NAV.

     The Fund's Board of Directors intends to review whether this tender offer effectively reduces the Fund's market discount and the Board may decide to make similar offers as described in the Fund's prospectus. In addition, if a discount to the Fund's NAV persists, the Board may consider alternative methods of reducing the discount. Therefore, the Fund cannot assure you that the Fund will make a similar tender offer in the future.

     Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions to the offer? (Page 11)

     It is the Board of Directors' policy that the Fund cannot accept Shares tendered for payment under any one of the following circumstances which, in the view of the Board of Directors, make it inadvisable to proceed with the offer, purchase or payment. The following is not a complete list of the conditions to the offer. For a complete list of the conditions to the offer, please see
Section 5, "Certain Conditions of the Offer" of this Offer to Purchase.

     o The Fund would be unable to sell portfolio securities in an orderly manner and the sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

     o    The offer could impair compliance with SEC or IRS requirements.

     o Trading generally or prices on the New York Stock Exchange or NASDAQ are suspended or limited.

     o The purchase of Shares in the offer would result in the delisting of the Shares on the New York Stock Exchange.

     o In the Board of Directors' judgment, there is any material legal action or proceeding instituted or threatened, challenging the offer or otherwise materially adversely affecting the Fund.

     o Certain circumstances beyond the Fund's control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

     o Circumstances where, in the Board of Directors' judgment, the Fund or its shareholders may be adversely affected if Shares were purchased in the offer.

     o The Board of Directors determines that the purchase of Shares would be a breach of their fiduciary duty.


If I decide not to tender, how will the offer affect my Shares? (Page 15)

     If you do not tender your Shares (or if you own Shares following the completion of the offer), you will be subject to any increased risks associated with the reduction in the Fund's total assets due to the payment for the tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund's investment performance.


Whom do I contact if I have questions about the tender offer?

     For additional information or assistance, you may contact the Depositary toll-free at (888) 235-9839 between the hours of 9:00 a.m. and 5:00 p.m. New York City time, Monday through Friday, except holidays.

                 DELAWARE GROUP DIVIDEND AND INCOME FUND, INC.
                     OFFER TO PURCHASE FOR CASH 1,430,700
                    OF ITS ISSUED AND OUTSTANDING SHARES OF
                   COMMON STOCK AT NET ASSET VALUE PER SHARE
               ------------------------------------------------
                    THE OFFER PERIOD AND WITHDRAWAL RIGHTS
                  WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME
                ON JUNE 29, 2000, UNLESS THE OFFER IS EXTENDED.
               ------------------------------------------------
     To the holders of Common Stock of DELAWARE GROUP DIVIDEND AND INCOME FUND,
INC.:

     Delaware Group Dividend and Income Fund, Inc., a diversified, closed-end management investment company organized as a Maryland corporation (the "Fund"), is offering to purchase up to 10%, or 1,430,700 shares of its Common Stock ("Offer Amount"), with par value of $0.01 per share ("Shares"), for cash at a price (the "Purchase Price") equal to their net asset value ("NAV") as of 4:00 p.m. New York City time on June 30, 2000, or if the offer is extended, on the next business day after the offer expires. The offer period and withdrawal rights will expire at 5:00 p.m. New York City time on June 29, 2000 (the "Initial Expiration Date"), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the "Expiration Date"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Shares are currently traded on the New York Stock Exchange. The NAV on May 25, 2000 was $12.46 per Common Share. Through the Expiration Date, you can obtain current NAV quotations from ChaseMellon Shareholder Services, L.L.C. ("Depositary") by calling toll-free (888) 235-9839 between the hours of 9:00 a.m. and 5:00 p.m. New York City time, Monday through Friday, except holidays. Also see Section 8 of this Offer to Purchase.

     The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1 of this Offer to Purchase.

     A $25.00 service fee ("Service Fee") will be charged to each account tendering Shares in order to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. When tendering Shares on behalf of their clients, brokers, dealers, commercial banks, trust companies or other nominees will be required to pay the Service Fee for Shares tendered by such firm on behalf of each of their client accounts. The Service Fee will not be deducted from the purchase price. The fee will be used as an offset to the foregoing costs.

     If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

                 THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS
                  OF THE FUND AND IS NOT CONDITIONED UPON ANY
                   MINIMUM NUMBER OF SHARES BEING TENDERED.


                       THIS OFFER IS SUBJECT TO CERTAIN
             CONDITIONS. SEE SECTION 5 OF THIS OFFER TO PURCHASE.


                                   IMPORTANT

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER SHAREHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND. THE FUND HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE FUND INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Depositary at the telephone number set forth below.

ChaseMellon Shareholder Services, L.L.C.
Telephone Number: (888) 235-9839

Facsimile Copy Number: (201) 296-4293
Confirm by Telephone: (201) 296-4860



                               By Express Mail or
By First Class Mail:           Overnight Courier:            By Hand:
--------------------           ------------------            --------
Post Office Box 3301           85 Challenger Road            120 Broadway -- 13th Floor
South Hackensack, NJ 07606     Mail Drop Reorg. Dept.        New York, NY 10271
Attn: Reorganization Dept.     Ridgefield Park, NJ 07660     Attn: Reorganization Dept.


June 1, 2000

                               TABLE OF CONTENTS




SECTION                                                               PAGE
 1. Price; Number of Shares; Service Fee .........................     7
 2. Procedure for Tendering Shares ...............................     8
 3. Withdrawal Rights ............................................    10
 4. Payment for Shares ...........................................    11
 5. Certain Conditions of the Offer ..............................    11
 6. Purpose of the Offer .........................................    12
 7. Plans or Proposals of the Fund ...............................    13
 8. Price Range of Shares ........................................    13
 9. Interest of Directors and Executive Officers;
    Transactions and ArrangementsConcerning the Shares ...........    13
10. Certain Effects of the Offer .................................    15
11. Source and Amount of Funds ...................................    16
12. Certain Information about the Fund ...........................    16
13. Additional Information .......................................    16
14. Certain U.S. Federal Income Tax Consequences .................    16
15. Extension of Tender Period; Termination; Amendments ..........    19
16. Fees and Expenses ............................................    19
17. Miscellaneous ................................................    19

1. PRICE; NUMBER OF SHARES; SERVICE FEE.

     The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to 10% or 1,430,700 Shares ("Offer Amount") or such lesser number of its issued and outstanding Shares which are properly tendered (and not withdrawn in accordance with Section 3 of this Offer to Purchase) prior to 5:00 p.m., New York City time, on June 29, 2000 (such time and date being hereinafter called the "Initial Expiration Date"). The Fund reserves the right to extend the Offer. See Section 15 of this Offer to Purchase. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Offer is for cash and the purchase price of the Shares will be their NAV computed as of 4:00 p.m. New York City time on June 30, 2000, or if the Offer period is extended, the next business day following the newly designated Expiration Date. The NAV on May 25, 2000 was $12.46 per Share. You can obtain current NAV quotations from the Depositary by calling (888) 235-9839 during normal business hours. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid on Shares tendered pursuant to the Offer. See Section 8 of this Offer to Purchase. The Fund will not pay interest on the purchase price under any circumstances.

     The Offer is being made to all shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, any purchases of Shares will be made on a pro rata basis.

     Shareholders will pay to the Fund a $25.00 fee for each account for which any Shares are being tendered pursuant to the Offer ("Service Fee") to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Brokers, dealers, commercial banks, trust companies or other nominees ("Nominee Holder" or "Nominee Holders") will be required to pay the Service Fee in an amount equal to $25.00 multiplied by the number of such Nominee Holder's client accounts tendering shares pursuant to the Offer. Shareholders tendering through a Nominee Holder should consider that Nominee Holders may charge the Service Fee to the account of tendering shareholders, at their discretion. The Fund expects that the cost to the Fund of effecting this tender offer will exceed the aggregate of all Service Fees received from those who tender their Shares. Such excess costs associated with the tender will be charged against capital of the Fund.

     The Service Fee will not be deducted from the proceeds of the purchase. Each shareholder (who does not tender Shares through a Nominee Holder) must submit a check or money order made payable to Delaware Group Dividend and Income Fund, Inc. for $25.00 for each Fund account to the Depositary at the time Shares are transferred to pay the amount of the Service Fee. Each Nominee Holder must submit a check or money order to the Depositary made payable to Delaware Group Dividend and Income Fund, Inc. in an amount equal to $25.00 multiplied by the number of client accounts at the time the Shares are transferred to pay the amount of the Service Fee. The Service Fee will be returned to a shareholder or Nominee Holder only in circumstances where none of the Shares tendered for a particular client account are accepted. Except for the Service Fee, tendering shareholders will not be obligated to pay brokerage commissions, fees or, except in the circumstances set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Fund.

     On April 30, 2000, there were approximately 14,307,000 Shares issued and outstanding and there were approximately 572 holders of record of Shares. The Fund has been advised that no Directors, officers or affiliates (as such term is used in the Securities Exchange Act of 1934, as amended ("Exchange Act")) of the Fund intend to tender any Shares pursuant to the Offer.

     The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. See Section 15 of this Offer to Purchase. There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. PROCEDURE FOR TENDERING SHARES.

     A. Proper Tender of Shares.

     Shareholders having Shares that are registered in the name of a Nominee Holder, such as a broker, dealer, commercial bank, trust company or other nominee, should contact such firm if they desire to tender their Shares.

     For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City time on the Expiration Date:

     (a)(i) A properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, (or an Agent's Message in the case of a book-entry transfer, all as described in Section 2.C.), payment of the Service Fee and any other documents required by the Letter of Transmittal, must be transmitted to and received by the Depositary at its address set forth on page 5 of this Offer; and

       (ii) Either the certificates for Shares must be transmitted to and received by the Depositary at its address set forth on page 5 of this Offer, or the tendering shareholder must comply with the Book-Entry Delivery Procedure set forth in Section 2.C; or

     (b) Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

     If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

     Letters of Transmittal and certificates representing Shares should be sent to the Depositary, they should not be sent or delivered to the Fund.

     The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. Shareholders may tender all such uncertificated Shares by completing the appropriate section of the Letter of Transmittal or Notice of Guaranteed Delivery.

     Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder, make it unlawful for any person, acting alone or in concert with others, to tender Shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the Shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) Shares, and will deliver or cause to be delivered such Shares for the purpose of tender to the person making the Offer within the period specified in the Offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire Shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the Shares so acquired for the purpose of tender to the Fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

     B. Signature Guarantees and Method of Delivery.

     Signatures on the Letter of Transmittal are required to be guaranteed if
(1) the Letter of Transmittal is signed by someone other than the registered holder of the Shares tendered therewith, or (2) payment for tendered Shares is to be sent to a payee other than the registered owner of such Shares and/or to an address other than the registered address of the registered owner of the Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an "Eligible Guarantor"). (Shareholders should contact the Depositary for a determination as to whether a particular institution is an Eligible Guarantor.) If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal or if (i) payment is to be made to, (ii) unpurchased Shares are to be registered in the name of, or (iii) any certificates for unpurchased Shares are to be returned to any person other than the registered owner, then the Letter of Transmittal and, if applicable, the tendered Share certificates must be endorsed or accompanied by appropriate authorizations, in either case signed exactly as such name or names appear on the registration of the Shares with the signatures on the certificates or authorizations guaranteed by an Eligible Guarantor. See Instructions 1 and 5 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

     C. Book-Entry Delivery Procedure.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer by June 5, 2000. Any financial institution that is a participant in any of the Book-Entry Transfer Facility's systems may make delivery of tendered Shares by (i) causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. The Book-Entry Transfer Facility may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this Book-Entry Delivery Procedure, the following must be transmitted to and received by the Depositary at the appropriate address set forth on page 5 of this Offer to Purchase before 5:00 p.m. New York City time on the Expiration Date:

      (i) The Letter of Transmittal (or manually signed facsimile thereof), with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent's Message (as defined below) in connection with a book-entry transfer; and

     (ii) All other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message from the Book-Entry Transfer Facility transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation"), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the Book-Entry Transfer Facility participant tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the Book-Entry Transfer Facility participant has received and agrees to be bound by the terms of the Letter of Transmittal, and (ii) the Fund may enforce such agreement against the Book-Entry Transfer Facility participant.

     DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

     D. Guaranteed Delivery Procedure.

     If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

      (i) You make such tenders by or through an Eligible Guarantor; and

     (ii) The Depositary receives, prior to 5:00 p.m. New York City time on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by hand, mail, telegram, telex, or facsimile transmission); and

    (iii) The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the execution date of the Notice of Guaranteed Delivery.

     E. Determination of Validity.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which may, in the opinion of the Fund's counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless the defects or irregularities have been cured within such time or waived. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

     F. Federal Income Tax Withholding.

     To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who has not previously submitted a Substitute Form W-9 to the Fund or does not otherwise establish an exemption from such withholding must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders who have not previously submitted a Form W-8 to the Fund must do so in order to avoid backup withholding.

     For an additional discussion of backup federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14 of this Offer to Purchase.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a broker, dealer, commercial bank, trust company or other nominee, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw Shares tendered at any time prior to 5:00 p.m. New York City time on the Expiration Date. In addition, after 12:00 midnight New York City time, on July 27, 2000, if the Fund has not yet accepted tendered Shares for payment, you may withdraw your tendered Shares. Upon the terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date.

     To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 5 of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered.

     If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the Book-Entry Delivery Procedure set forth in Section 2 of this Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares (which must be the same name, number, and Book-Entry Transfer Facility from which the Shares were tendered), and must comply with the procedures of that Book-Entry Transfer Facility.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. None of the Fund, the Depositary or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2 of this Offer to Purchase prior to 5:00 p.m. New York City time on the Expiration Date.

4. PAYMENT FOR SHARES.

     For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund expects to, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 5:00 p.m. New York City time on the Expiration Date.

     Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for tendering shareholders for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, (iii) any other documents required by the Letter of Transmittal, and (iv) payment of the Service Fee. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at the Book-Entry Transfer Facility.

     If any tendered Shares are not accepted for payment pursuant to the terms and subject to the conditions of the Offer for any reason, or are not paid because of an invalid tender, or if certificates are submitted for more Shares than are tendered or if a shareholder withdraws tendered shares by a valid notice of withdrawal (i) certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder, as soon as practicable following expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the Book-Entry Delivery Procedures will be credited to the appropriate account maintained within the appropriate Book-Entry Transfer Facility, and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent. The Service Fee for a particular client account will be returned to the tendering shareholder or Nominee Holder only in the case where none of the Shares tendered for that account have been accepted for payment.

     The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered holder, or if tendered certificates, if any, are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. The Fund will not pay any interest on the purchase price under any circumstances. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5 of this Offer to Purchase.

     Any tendering shareholder or other payee who has not previously submitted a completed and signed Substitute Form W-9 and who fails to complete fully and sign the Substitute Form W-9 in the Letter of Transmittal may be subject to required federal income tax withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders, however, should provide the Depositary with a completed Form W-8 in order to avoid 31% backup withholding. A copy of Form W-8 will be provided upon request from the Depositary. See Sections 2 and 14 of this Offer to Purchase.

5. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, it is the announced policy of the Board of Directors of the Fund, which may be changed by the Directors, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund's Shares from the NYSE (the NYSE having advised the Fund that it would consider delisting if the aggregate market value of the Fund's outstanding shares is less than $5,000,000, the number of publicly held Shares falls below 600,000 or the number of round-lot holders falls below 1,200), (b) impair the Fund's status as a regulated investment company under the Internal Revenue Code of 1986, as amended (the "Code") (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund), or (c) result in a failure to comply with the applicable asset coverage requirements in the event any senior securities are issued and outstanding; (2) the amount of Shares tendered would require liquidation of such a substantial portion of the Fund's securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders; (3) there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System, (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions, (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or (4) the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Directors may modify these conditions in light of experience.

     The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15 of this Offer to Purchase. Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 15 of this Offer to Purchase.

6. PURPOSE OF THE OFFER.

     At the Fund's inception, the Board of Directors recognized the possibility that the Fund's Shares might trade at a discount to the NAV and determined that it would be in the best interests of shareholders to take action to attempt to reduce or eliminate that discount. As stated in the Fund's Prospectus, dated March 18, 1993 (the "Prospectus"), the Board determined that tender offers for Shares of the Fund might help reduce any market discount that may develop, and committed to the Fund, subject to exceptions detailed in the Prospectus, to conduct an annual tender offer of the Fund's issued and outstanding Shares if, during the period of twelve calendar weeks prior to a date in the second quarter designated by the Board, Shares have traded on the principal securities exchanges where listed, at an average discount from NAV of more than 3%, as of the last trading day in each week during such twelve-week period. Those conditions have been met and the Board has determined to effect this Offer under Section 13e-4 of the Exchange Act.

     Any Shares acquired by the Fund pursuant to the Offer will become treasury Shares and will be available for issuance by the Fund without further shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed).

     There can be no assurance that this Offer will reduce or eliminate any spread between market price and the NAV of the Shares. The market price of the Shares will, among other things, be determined by the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yields and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to explore alternative means to reduce or eliminate the Fund's market value discount from NAV. Therefore, the Fund cannot assure you that it will make a similar tender offer in the future.

     NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF

SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. PLANS OR PROPOSALS OF THE FUND.

     Except to the extent described herein, the Fund has no present plans or proposals which relate to or would result in any extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Fund; a purchase, sale or transfer of a material amount of assets of the Fund other than in its ordinary course of business; any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business. With respect to the management of the Fund, H. Thomas McMeekin has announced his intention to resign from his positions with the Fund. As a result, it is expected that Mr. McMeekin will not be reappointed to his positions with the Fund at the Board of Directors' upcoming June 15, 2000 meeting. It is also expected that William E. Dodge will be proposed to be appointed as an Executive Vice President of the Fund and the Fund's Chief Investment Officer, Equity, and that Richard G. Unruh, Jr. will be proposed to be appointed as an Executive Vice President of the Fund and the Fund's Chief Investment Officer, Fixed Income.

8. PRICE RANGE OF SHARES.

     The Shares are traded on the NYSE. During each fiscal quarter of the Fund during the past two fiscal years (as well as the first fiscal quarter of 2000), the High, Low and Closing (as of 4:00 p.m. on the last day of each of the Fund's fiscal quarters) NAVs and Market Prices, per Share were as follows:

Fiscal Quarter Ended                     NAV                                  Market Price
--------------------                     ---                                  ------------
                           High          Low          Close          High          Low          Close
February 28, 1998        $ 18.26       $ 17.60       $ 17.90       $ 19.50       $ 17.94       $ 19.38
May 31, 1998             $ 18.53       $ 17.79       $ 17.79       $ 19.94       $ 16.88       $ 16.94
August 31, 1998          $ 17.77       $ 15.89       $ 15.46       $ 18.25       $ 16.63       $ 17.13
November 30, 1998        $ 16.32       $ 15.06       $ 16.23       $ 17.94       $ 16.38       $ 17.63
February 28, 1999        $ 16.27       $ 14.76       $ 14.84       $ 18.56       $ 16.69       $ 17.00
May 31, 1999             $ 15.73       $ 14.64       $ 15.57       $ 17.31       $ 13.06       $ 15.81
August 31, 1999          $ 15.59       $ 14.62       $ 14.54       $ 16.19       $ 13.00       $ 13.75
November 30, 1999        $ 14.63       $ 13.05       $ 13.00       $ 13.94       $ 11.06       $ 11.25
February 29, 2000        $ 13.09       $ 11.67       $ 11.81       $ 12.00       $ 10.13       $ 10.44

     In December 1995, the Fund implemented a managed distribution policy. Under the policy, the Fund declares and pays monthly dividends at an annual rate of not less than $1.50 per share and is managed with a goal of generating as much of the dividend as possible from ordinary income (net investment income and short-term capital gains). The balance of the dividend then comes from long-term capital gains (once a year) and, if necessary, a return of capital. No dividends were designated as return of capital for the fiscal year ended November 30, 1999. However, the Offer could result in additional distributions separate from those declared pursuant to the managed distribution policy due to the sale of portfolio securities in connection with the Offer. See "Recognition of Capital Gains" in Section 10, "Certain Effects of the Offer," in this Offer to Purchase.

     Shareholders tendering Shares shall be entitled to receive all dividends declared on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer. At this time, it is anticipated that a cash dividend will be declared by the Board of Directors with a record date occurring before June 29, 2000 and that, accordingly, holders of Shares purchased pursuant to the Offer will receive such dividend with respect to such Shares. The amount and frequency of dividends in the future will depend on circumstances existing at that time.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     The members of the Board of Directors of the Fund and their addresses are as follows: Wayne A. Stork, Philadelphia, Pennsylvania; Walter P. Babich, King of Prussia, Pennsylvania; David K. Downes, Philadelphia, Pennsylvania; John H. Durham, Horsham, Pennsylvania; Anthony D. Knerr, New York, New York; Ann R. Leven, New

York, New York; Thomas F. Madison, Minneapolis, Minnesota; Charles E. Peck, Fredericksburg, Virginia; and Jan L. Yeomans, St. Paul, Minnesota. Messrs. Stork and Downes are considered "interested persons" of the Fund as that term is defined in the Investment Company Act of 1940, as amended, because they are affiliated with the investment adviser of the Fund.

     The executive officers of the Fund and their addresses are as follows:
David K. Downes, President/Chief Executive Officer, Philadelphia, Pennsylvania; Richard J. Flannery, Executive Vice President/General Counsel, Philadelphia, Pennsylvania; H. Thomas McMeekin, Executive Vice President/Chief Investment Officer, Fixed Income, Philadelphia, Pennsylvania; Eric E. Miller, Senior Vice President/Secretary, Philadelphia, Pennsylvania; Richard G. Unruh, Jr., Executive Vice President/Chief Investment Officer, Equity, Philadelphia, Pennsylvania; Joseph H. Hastings, Senior Vice President/Corporate Controller, Philadelphia, Pennsylvania; Michael P. Bishof, Senior Vice President/Treasurer, Philadelphia, Pennsylvania; and Lisa Brinkley, Senior Vice President/Compliance Director, Philadelphia, Pennsylvania.

     Correspondence to the Directors and executive officers of the Fund should be mailed to c/o Delaware Group Dividend and Income Fund, Inc., 1818 Market Street, Philadelphia, Pennsylvania 19103.

     As of May 18, 2000, the Directors and executive officers of the Fund as a group beneficially owned no Shares. The Fund has been informed that no Director or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

     Based upon the Fund's records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in the Exchange Act), neither the Fund nor, to the best of the Fund's knowledge, any of the Directors or executive officers of the Fund, nor any associates of any of the foregoing, has effected any transactions in the Shares during the sixty business day period prior to the date hereof.

     Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Fund (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

     Delaware Management Company (a series of Delaware Management Business Trust) (the "Adviser") serves as investment adviser to the Fund pursuant to an investment advisory agreement. Under the investment advisory agreement, the Adviser provides investment advisory services to the Fund for an annual fee calculated daily at the rate of 0.55% of the Fund's adjusted average daily net assets.

     The Fund also is a party to certain other service agreements. The Fund is a party to a Fund Administration and Accounting Agreement with Delaware Service Company, Inc. (the "Administrator"), an affiliate of the Adviser. Under the terms of the Fund Administration and Accounting Agreement, the Administrator provides accounting and administration services to the Fund for a monthly fee computed at the annual rate of 0.05% of the Fund's adjusted average daily net assets subject to an annual minimum fee of $85,000. The Chase Manhattan Bank, N.A. serves as custodian for the Fund's portfolio securities pursuant to the Custodian Agreement entered into with the Fund. Under the Custodian Agreement, the Fund is obligated to pay a fee equal to .0025% of the Fund's average daily net assets, plus trading fees and other out-of-pocket expenses. The Fund is a party to a transfer agency agreement that was originally entered into with Chemical Bank and which was subsequently assigned to ChaseMellon Shareholder Services, L.L.C. Pursuant to this transfer agency agreement, the Fund is obligated to pay ChaseMellon Shareholder Services, L.L.C. a monthly fee equal to $1,300 plus out-of-pocket expenses for the services it provides as transfer agent, dividend disbursing agent and registrar for the Fund.

     The Fund also entered into several agreements in connection with its Commercial Paper Program (the "Program"). Under the Program, the Fund sells unsecured promissory notes (the "Notes") to institutional accredited investors in private placements. The agreements related to the Program are a Depositary Agreement and a Liquidity Agreement with Chase Manhattan Bank, N.A. Under the Depositary Agreement, Chase Manhattan Bank, N.A. serves as the depositary and issuing and payment agent with respect to the Notes, and under the Liquidity Agreement, Chase Manhattan Bank, N.A. has committed to loaning the Fund up to $30 million at any one time to pay maturing Notes. The Fund also is a party to a Placement Agency Agreement with Banc of America Securities LLC, as the successor by merger of Continental Bank, N.A. ("Banc of America"), in which Banc of America will use its reasonable best efforts to sell the Notes on behalf of the Fund.

10. CERTAIN EFFECTS OF THE OFFER.

     Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate purchase price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the market prices of the Fund's portfolio securities, and hence the Fund's NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined on the first business day after the Expiration Date, currently June 30, 2000, if such a decline continued until the Expiration Date, the consideration received by tendering shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund's NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering shareholders and the value per Share for non-tendering shareholders.

     The Fund will sell portfolio securities during the pendency of the Offer to raise cash for the purchase of Shares. Thus, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund will hold a greater than normal percentage of its net assets in cash and cash equivalents. The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. Because the Fund will not know the number of Shares tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

     Recognition of Capital Gains. As noted, the Fund will likely be required to sell portfolio securities pursuant to the Offer. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carryforwards) following the end of the Fund's fiscal year on November 30. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 31, 1999, there was unrealized depreciation of over $14.7 million in the Fund's portfolio as a whole, and as of the end of the most recent fiscal year, there were no capital loss carryforwards that for tax purposes could offset some or all of any gains actually realized.

     In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund's performance.

     Tax Consequences of Repurchases to Shareholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders but should not result in any tax consequences for non-tendering shareholders. See Section 14, "Certain U.S. Federal Income Tax Consequences," below.

     Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund's aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund's investment performance.

     Effect on Percentage of Illiquid and Restricted Securities in the Fund's Portfolio. As of May 12, 2000, the Fund held no illiquid or restricted securities. Therefore, if the Fund does not purchase any such securities prior to the Expiration Date, the Offer and the number of Shares purchased pursuant to the Offer, will not increase the portion of illiquid securities in the Fund's portfolio.

     Possible Proration. If greater than 10% of the Fund's Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11. SOURCE AND AMOUNT OF FUNDS.

     The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be based on the NAV per Share on the business day after the Expiration Date, which is currently expected to be on June 30, 2000. If the NAV per Share on that date were the same as the NAV per Share on May 25, 2000, and if 10% of the outstanding Shares are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $17.83 million.

     The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from the proceeds of sales of securities in the Fund's investment portfolio. The Directors believe that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5 of this Offer to Purchase. The Fund will not borrow money to finance the purchase of tendered Shares.

12. CERTAIN INFORMATION ABOUT THE FUND.

     The Fund was organized as a Maryland corporation on February 2, 1993, and is a diversified, closed-end management investment company under the Investment Company Act of 1940. The Shares were first issued to the public on March 26, 1993. As a closed-end investment company, the Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continuously offer its Shares for sale to the public. The Fund's primary investment objective is to seek high current income. Capital appreciation is a secondary objective. The Fund seeks to achieve its objective by investing in income generating equity securities, including dividend paying common stocks, convertible securities, preferred stocks and other equity related securities. The Fund also invests in non-convertible debt securities consisting primarily of corporate bonds, including high yield, high risk debt securities.

     The principal executive offices of the Fund are located at 1818 Market Street, Philadelphia, Pennsylvania 19103-3862.

     Please refer to Section 8 "Price Range of Shares" of this Offer to
Purchase.

13. ADDITIONAL INFORMATION.

     The Fund is subject to the information and reporting requirements of the Investment Company Act of 1940, as amended, and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial condition and other matters. The Fund has also filed a Tender Offer Statement on Schedule TO with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. Copies may be obtained, by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such reports and other information should also be available on the Commission's web site (http://www.sec.gov).

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also "Federal Income Tax Withholding," on page 10.

     Federal Income Tax Consequences to Non-Tendering Shareholders. The tender offer plan described in the Prospectus contemplates that a shareholder wishing to accept the tender offer must tender all (but not less than all) of the Shares owned by such shareholder or attributed to it under Section 318 of the Code, unless the Fund has received a private letter ruling from the Internal Revenue Service that a tender of less than all of a shareholder's Shares will not cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code. The Fund applied for and has obtained such a ruling and, therefore, the Fund will accept tenders of less than all of a shareholder's Shares.

Federal Income Tax Consequences to Tendering Shareholders -- U.S. Shareholders.

     In General. A shareholder's tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an "exchange" or a "dividend" for tax purposes.

     Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder's recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder's adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. Under certain "wash sales" rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

     Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund's current and/or accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short-term depending on such shareholder's applicable holding period for the Shares tendered).

     Each shareholder's tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder's remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder's remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder's tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

     Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder's situation by a tax adviser.

     The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it
(a) results in a "complete redemption" of all the Shares owned by a shareholder, (b) is "substantially disproportionate" with respect to a shareholder, or (c) is "not essentially equivalent to a dividend" with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

     A brief description of the three major provisions of Section 302(b) of the Code is as follows:

     1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a "complete redemption" of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

     2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be "substantially disproportionate" with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

     3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the "complete redemption" or "substantially disproportionate" tests, a shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a specific redemption is "not essentially equivalent to a dividend" depends on the individual shareholder's facts and circumstances. In any event, the redemption must result in a "meaningful reduction" of the shareholder's proportionate interest in the Fund. The Internal Revenue Service has indicated in published rulings that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .000118 percent to
 .0001081 percent) was sufficient to constitute a "meaningful reduction." Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Federal Income Tax Consequences to Tendering Shareholders -- Non-U.S. Shareholders.

     Any payments to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation (as such terms are defined in the Code) that does not hold his, her or its shares in connection with a trade or business conducted in the United States (a "Foreign Shareholder") that are treated as dividends for U.S. federal income tax purposes under the rules set forth above, will be subject to U.S. withholding tax at the rate of 30% (unless a reduced rate applies under an applicable tax treaty). A tendering Foreign Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the U.S. for 183 days or more and certain other conditions are satisfied. Such persons are advised to consult their own tax advisers. Special rules may also apply in the case of Foreign Shareholders (i) that are engaged in a U.S. trade or business, (ii) that are former citizens or residents of the U.S. or (iii) that are subject to special rules such as "controlled foreign corporations" and "foreign personal holding companies." Such persons are advised to consult their own tax advisers.

     Non-U.S. shareholders should provide the Depositary with a completed Form W-8 in order to avoid 31% backup withholding. A copy of Form W-8 will be provided upon request from the Depositary.

Backup Withholding.

     The Depositary may be required to withhold 31% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the Substitute Form W-9 included with the Transmittal Letter, providing the shareholder's taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, and (ii) either that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the

Internal Revenue Service that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends or (C) the Internal Revenue Service has notified the shareholder that the shareholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury regulations.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS A SUMMARY INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. IN VIEW OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO IT OF THE OFFER, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

15. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS.

     The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares tendered will be computed as of 4:00 p.m. New York City time on the first business day following the Expiration Date, as extended. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5 of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d)), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

     If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

     The Fund will not pay to any broker, dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse such persons for customary handling and mailing expenses incurred in forwarding the Offer. No such broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

     The Fund has retained ChaseMellon Shareholder Services, L.L.C. to act as Depositary and Information Agent. The Depositary/Information Agent will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and indemnified against certain liabilities. The Fund will use the Service Fees it receives to offset the fees charged by the Depositary.

17. MISCELLANEOUS.

     The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The

Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good-faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in such jurisdiction is permitted under Rule 13e-4(f)(9) promulgated under the Exchange Act.



                                   Delaware Group Dividend and Income Fund, Inc.


                                   June 1, 2000